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                                                                   EXHIBIT 10.20


** Indicates that a portion of the document is confidential and has been omitted and filed separately with the Securities and Exchange Commission in connection with a request for confidential treatment of such omitted material.


                           Wave Distribution Agreement

This Agreement effective as of January 22, 1998 ("Effective Date") is between Wave Technologies International, Inc. ("WAVE") with an address at 10845 Olive Boulevard, Suite 250, St. Louis, MO 63141, and QA Training, Ltd. ("QA") with an address at Cecily Hill Castle, Cirencester, Glos. GL7 2EF.


1.0  DEFINITIONS

     Capitalized terms in the Agreement have the following meanings:

1.1. Derivative Work is a work that is based on a Licensed Work and that would be a copyright infringement if prepared without the authorization of the copyright owners of the Licensed Work. Derivative Works are subject to the ownership rights and licenses of a party or of others in the underlying Licensed Work.

1.2. Licensed Work is any material described in or that conforms to the description in the Attachment: Description of Licensed Works, or that is delivered to QA as a Licensed Work, including associated documentation and error corrections.

1.3. MCP Licensed Work is that Licensed Work further defined in the Attachment:
     Description of Licensed Works.

1.4. MCSE Licensed Work is that Licensed Work further defined in the Attachment:
     Description of Licensed Works.

1.5 A Unit is (a) one student enrollee in an MCSE course using all or any part of the MCSE Licensed Work or any Derivative Work of the MCSE Licensed Work, or (b) five student enrollees in an MCP course using all or any part of the MCP Licensed Work, or of any Derivative Work of the MCP Licensed Work.


2.0  RESPONSIBILITIES OF WAVE

2.1. As soon as practicable after execution of this Agreement, WAVE will provide to QA one complete set of each Licensed Work described in the Attachment:
     Description of Licensed Works.

2.2. During the term of this Agreement, WAVE will:

     a. provide to QA, at no charge, all error corrections for the Licensed Works; and


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     b.   provide to QA, in electronic format, enhancements and updates for the
          Licensed Works within 60 days after general availability of a new release of Microsoft networking products covered by the Licensed Works.

2.3 Updates and enhancements described in Section 2.2(b) shall be of at least the quality of the Licensed Works.

2.4 WAVE will, during the term of this Agreement, use its best efforts to correct all errors or defects identified by QA in the Licensed Works.


3.0  LICENSE

3.1 WAVE grants QA a non-exclusive, non-transferable license to use and copy the Licensed Works and Derivative Works prepared by QA only in accordance with the terms of this Agreement. QA may print paper copies of all or any part of the information included on the CD-ROM or master copies of the Licensed Works or permitted Derivative Works solely: for delivery of the QA instructor-led portions of MCSE or MCP programs, or as student materials for attendees at any such instructor-led training programs (one copy per student and one copy per instructor), in the United Kingdom and Ireland (other than, directly or indirectly, for Unisys or its employees or affiliates). No other use, copying, license, resale or distribution of the Licensed Works or Derivative Works is permitted. The parties will appoint representatives to prepare a distribution agreement on WAVE's standard terms extending these rights into other parts of the world (excluding North America).

3.2 QA may prepare Derivative Works, including alternate packaging, of the Licensed Works. WAVE will assist in the preparation of such Derivative Works, provided that WAVE's related costs do not exceed **. Derivative Works of the Licensed Works, other than those prepared by WAVE, or approved by WAVE in advance in writing, are not authorized to carry any Microsoft trademark under this Agreement.

3.3 WAVE grants QA a non-exclusive, non-transferable license to use and copy the "Derivative Works" of the QA "Licensed Works" as such terms are defined in that certain Asset Purchase and License Agreement among QA, WAVE and QA
     Training, Inc. dated as of January   , 1998, solely for delivery of
     instructor-led training, or for attendees at any such instructor-led training programs, solely in the United Kingdom and Ireland (other than, directly or indirectly, for Unisys or its employees or affiliates), and not for resale or other use outside of such classroom training.

3.4 The Licensed Works and Derivative Works are owned by WAVE and are protected by United States copyright laws and international treaty provisions. The parties will mark each copy of any Licensed Work or any Derivative Work with all copyright,


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     trademarks and other proprietary notices as they appear in the versions provided to QA by WAVE.


4.0  PAYMENT

4.1  For the rights and licenses granted herein, QA will pay WAVE:

     a. a non-refundable license fee of $**, plus **. QA will pay Wave $** of the license fee at the closing of this Agreement via wire transfer, $** of the license fee on or before April 27, 1998, ** of the license fee on or before March 31, 1998, and the remainder on or before September 30, 1998; and

     b. after QA accumulates ** Units, a royalty of ** for each student enrolled in a QA course utilizing all or any part of the MCSE Licensed Work or any Derivative Work of the MCSE Licensed Work, and ** for each student enrolled in a QA course utilizing all or any part of the MCP Licensed Work or any Derivative Work of the MCP Licensed Work.

4.2 If QA elects to have WAVE make copies of the Licensed Works for QA, QA will pay WAVE a per copy fee not to exceed:

          .** per copy of MCSE Licensed Work; and
          .** per copy of MCP Licensed Work.

4.3  WAVE will invoice QA for any amounts due WAVE by QA. Except as set forth in
     Section 4.1(a), all such amounts will be due within 30 days of the date of WAVE's invoice.

4.4  None of the amounts specified above include applicable taxes (including
     VAT), import duties, transportation charges or warehousing charges, which will be added to the invoices to QA and paid by QA.

4.5 In the final invoice for the initial two-year term of this Agreement, WAVE will credit QA with an amount equal to a percentage of all license fees and royalties paid by QA in excess of the ** payment under Section 4.1 during such two-year term, as follows:

          .**% of amounts in excess of ** and less than **; plus
          .**% of all amounts in excess of ** and less than **; plus .**% of all amounts in excess of ** and less than **; plus .**% of all amounts in excess of $**.

4.6 QA shall provide WAVE, in a format approved by WAVE, a monthly report of the number of copies of each Licensed Work or Derivative Work made by QA during the prior month and the number of students registering during the prior month for any


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     instructor-led course in which any Licensed Work or Derivative Work is used
     (by student name, course name, date of registration and date of course). Such report shall be provided by the tenth (10th) day after the end of each month.

4.7 QA shall maintain books and records in connection with its activity under this Agreement for the term of this Agreement and for at least one year from the date this Agreement terminates or expires.

4.8 WAVE shall have access to the books and records of QA during normal business hours to audit, either directly or through a nationally or internationally recognized accounting firm, the copies made by QA and to verify the statements and reports sent to WAVE by QA under this Agreement.

4.9 In the event that the audit of the books and records of QA discloses an error in any statement or report by QA to WAVE, then QA shall, within ten
     (10) days of the date of written notification of such error, take corrective action to remedy the error, and, in the event such error constitutes a variance of five percent (5%) or more from any amount, shall reimburse WAVE for all of its costs and expenses in connection with such audit. Should QA fail to do so, within the time specified, then WAVE shall have the right to terminate this Agreement, effective immediately.


5.0  INDEMNIFICATION AND LIABILITY

5.1 WAVE will defend and indemnify QA if a third party makes a claim against QA based on infringement by the Licensed Works of patents, copyrights, trademarks, trade secrets, and other intellectual property rights.

5.2 QA will defend and indemnify WAVE if a third party makes a claim against WAVE based on failure by QA to perform QA's obligations under this Agreement, or failure by QA to comply with government laws and regulations.

5.3  The party seeking indemnification will:

     a.   promptly provide the indemnifying party notice of any such claim; and

     b. allow the indemnifying party to control, and cooperate with the indemnifying party in the defense of, the claim and settlement negotiations.

     The indemnified party may participate in the proceedings at its option and expense.

5.4  If an infringement claim appears likely or is made, WAVE may:


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     a.   obtain the necessary rights for QA to continue to distribute, license, otherwise use the Licensed Works on an uninterrupted basis and exercise all rights granted in the Licensed Works; or

     b.   modify the Licensed Works to resolve the claim.

5.5 In addition to any remedies specified in this Agreement, each party may pursue any other remedy it may have in law or in equity.

5.6 Regardless of the type of claim, neither party is liable to the other for indirect, incidental, special, or consequential damages including, but not limited to, lost profits or revenues, under any part of this Agreement, even if informed that they may occur.


6.0  TERM AND TERMINATION

6.1 This Agreement begins on the Effective Date and continues thereafter for two years.

6.2  WAVE may terminate this Agreement if QA has not cured a breach of Section
     3.1 of this Agreement within 15 days after notice from WAVE, and WAVE may terminate this Agreement immediately upon QA's second breach of Section 3.1 in any 12-month period.

6.3 Either party may terminate this Agreement for the other's material breach by providing the breaching party with a written notice that describes the breach. The termination will become effective forty-five (45) days after receipt of the notice unless the breach is cured within that forty-five
     (45) day period.

6.4 Either party may terminate this Agreement immediately in the event that the other party shall become insolvent, or shall be dissolved or liquidated, or any proceeding by or against it shall be commenced under the bankruptcy laws of the jurisdiction in which such party is located.

6.5 Upon termination of this Agreement, all rights granted to QA by Wave in this Agreement will terminate and revert to WAVE. No termination of this Agreement shall relieve QA of its obligation to pay the license fee set forth in Section 4.1. Promptly upon termination of this Agreement for any reason, QA will return or destroy, as requested by WAVE, all copies of the Licensed Works or Derivative Works in its possession. QA agrees to certify compliance with such restrictions upon WAVE's request.


7.0  NOTICE

7.1 Any notice required or permitted to be made by either party to this Agreement must be in writing. Notices are effective when received by the appropriate coordinator as


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     demonstrated by reliable written confirmation (for example, certified mail receipt or facsimile receipt confirmation sheet).

7.2 The persons responsible to receive all notices and administer this Agreement are:

     For                                      For
     QA:                                      WAVE:
     Name:    Timothy R. Buff                 Name:    Ms. Jan Fitzgerald
     Title:                                   Title:   VP Corp. Administration
     Address: Cecily Hill Castle              Address: 10845 Olive Blvd.
              Cirencester, Glos. GL7 2EF               St. Louis, Missouri 63141
     Phone:   128-565-5888                    Phone:   314-692-1811
     Fax:     128-565-1420                    Fax:     314-995-3894


8.0  GENERAL

8.1 Independent Contractor. Each party is an independent contractor. Neither party is, nor will claim to be, a legal representative, partner, franchisee, agent or employee of the other. Each party is responsible for the direction and compensation of its employees.

8.2 No Payments. QA hereby confirms that it has not received from WAVE, or any employee or agent of WAVE, any payment, offer to pay or promise to pay any money or anything of value in connection with this Agreement. QA further confirms that no employee or agent of QA acting in connection with this Agreement is an official of any government or governmental subdivision or of any political party or is a candidate for political office.

8.3 Reliance. Neither party relies on any promises, inducements or representations made by the other or expectations of more business dealings, except as expressly provided in this Agreement. This Agreement accurately states the parties' agreement.

8.4 Headings. The headings of this Agreement are for reference only. They will not affect the meaning or interpretation of this Agreement.

8.5 Counterparts. This Agreement may be signed in one or more counterparts, each of which will be considered an original, but all of which together form one and the same instrument.

8.6 Amendment and Waivers. For a change to this Agreement to be valid, both parties must sign it. No approval, consent or waiver will be enforceable unless signed by the granting party. Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.


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8.7  Actions.  Neither party will bring a legal action relating to the subject matter of this Agreement, against the other more than 2 years after the cause of action arose.

8.8 Dispute Resolution. Both parties will act in good faith to resolve disputes prior to instituting litigation.

8.9 Governing Law. This Agreement will be governed by the substantive law of the United Kingdom.

This Agreement replaces all prior oral or written communications between the parties relating to the subject matter. Once signed, any reproduction of this Agreement made by reliable means (for example, photocopy or facsimile) is considered an original, unless prohibited by local law.


ACCEPTED AND AGREED TO:                    ACCEPTED AND AGREED TO:

QA Training, Ltd.                          Wave Technologies International, Inc.


By:  /s/  Chris Hill                       By:  /s/  J. Michael Bowles
     ------------------------------             ------------------------------

Name:  Chris Hill                          Name:  J. Michael Bowles
       ----------------------------               ----------------------------

Title:  Director                           Title:  Chief Financial Officer
        ---------------------------                ---------------------------


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